Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2018 Equity Incentive Plan, and 2018 Employee Stock Purchase Plan of Allogene Therapeutics, Inc. of our reports dated February 27, 2020, with respect to the financial statements of Allogene Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Allogene Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
February 27, 2020